Exhibit 5.1

300 COLOARDO STREET SUITE 1800 AUSTIN TEXAS 78701 TELEPHONE: 737.309.7000 FACSIMILE: WWW.MOFO.COM

morrison & foerster llp

austin, beijing, berlin, boston,

brussels, denver, hong kong,

london, los angeles, miami,
new york, palo alto, san diego,
san francisco, shanghai, singapore,

tokyo, washington, d.c.

January 27, 2025

Board of Directors

Sky Harbor Group Corporation
136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Re:	Resale Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Sky Harbor Group Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential resale, from time to time, pursuant to Rule 415 under the Securities Act, of up to 7,911,580 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), by the selling stockholders identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Sky Harbour Group Corporation

January 27, 2025

Page Two

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Morrison & Foerster LLP Morrison & Foerster LLP